Exhibit 2.1.2

Plan of Arrangement

SECTION 288 OF THE

BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Arrangement” means an arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations made hereto in accordance with the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and GWRI, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement made as of January 19, 2016 between the Company and GWRI, including all schedules, as same may be amended, supplemented or restated in accordance with its terms providing for, among other things, the Arrangement and the Merger;

“Arrangement Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof, called and held in accordance with the Interim Order, to consider the Arrangement Resolution;

“Arrangement Resolution” means the special resolution of the Shareholders, approving, inter alia, the Arrangement and the Merger, presented to the Shareholders at the Arrangement Meeting, substantially in the form and content of Schedule A to the Arrangement Agreement.

“BCBCA” means the Business Corporations Act (British Columbia);

“business day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday observed in Toronto, Ontario, Vancouver, British Columbia or Phoenix, Arizona;

“Certificate of Merger” means the certificate issued by the Delaware Secretary of State effecting the Merger;

“Common Shares” means the common shares in the capital of the Company;

“Company” means GWR Global Water Resources Corp., a corporation formed under the laws of the Province of British Columbia;

“Company Circular” means the notice of the Arrangement Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to the Shareholders in connection with the Arrangement Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement;

“Court” means the Supreme Court of British Columbia;

“Depositary” means Equity Financial Trust Company or such other Canadian trust company, bank or financial institution as selected by the Company and GWRI to act as depositary for the Common Shares in relation to the Arrangement;

“Dissent Rights” shall have the meaning ascribed thereto in Section 3.1(1);

“Dissenting Shareholder” means a registered holder of Common Shares who has validly exercised Dissent Rights in strict compliance with the terms of the Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights as of the Effective Time, but only in respect of the Common Shares in respect of which Dissent Rights are validly exercised by such holder in strict compliance with the terms of the Dissent Rights;

“DSUs” means deferred phantom units granted pursuant to the deferred phantom stock unit plan of the Company or GWRI, each dated January 1, 2011;

“Effective Date” means the date upon which the Arrangement and Merger becomes effective;

“Effective Time” means the time on the Effective Date that the Certificate of Merger is effective;

“Encumbrance” (and any grammatical variation thereof) means any mortgage, pledge, assignment, charge, lien, claim, hypothec, security interest, adverse claim or encumbrance;

“Final Order” means the final order of the Court made pursuant to section 291 of the BCBCA in a form acceptable to the Company and GWRI, each acting reasonably, approving the Arrangement;

“Governmental Entity” means (a) any supranational, international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, office, Crown corporation, commission, commissioner, board, bureau or agency, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing, or (c) any quasi-governmental or private body, including any tribunal, commission, stock exchange, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority;

“GWRI” means Global Water Resources, Inc., a corporation formed under the laws of the State of Delaware and its successors (including GWRI, as the surviving corporation upon the completion of the Merger) and assigns;

“Interim Order” means the interim order of the Court made pursuant to section 291 of the BCBCA in connection with the Arrangement, providing for, among other things, the calling and holding of the Arrangement Meeting, as the same may be amended by the Court;

“Law” or “Laws” means all supranational, international, multinational, federal, provincial, state, municipal, regional and local laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, certificates, ordinances, judgments, injunctions, determinations, awards, decrees, codes or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are binding upon or applicable to such Party or its assets;

“Letter of Transmittal” means the letter of transmittal forwarded by the Company to registered holders of Common Shares together with the Company Circular or such other equivalent form of letter of transmittal acceptable to GWRI, acting reasonably;

“Merger” means the merger of the Company with and into GWRI under the General Corporation Law of the State of Delaware;

“Option” means an option to purchase one Common Share granted under the stock option plan of GWRC;

“Parties” means the Company and GWRI, and “Party” means either of them;

“person” means any individual, limited or general partnership, limited liability company, limited liability partnership, trust, joint venture, association, corporation, body corporate, unincorporated organization, joint venture, trustee, executor, administrator, legal representative, Governmental Entity or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement, and any amendments or variations hereto made in accordance with Section 8.7 of the Arrangement Agreement or Section 5.1 of this plan of arrangement or made at the direction of the Court in the Interim Order or the Final Order with the consent of the Company and GWRI, each acting reasonably; and references to “Article” or “Section” mean the specified Article or Section of this Plan of Arrangement;

“Plan Participant” means any person participating in the stock option plan of the Company, phantom stock unit plan of GWRI, amended and restated effective May 1, 2015, deferred phantom stock unit plan of the Company or GWRI, each dated January 1, 2011 or stock appreciation rights plan of GWRI, effective as of January 1, 2013, as provided by the terms of such plan at the Effective Time;

“PSUs” means the phantom stock units granted under the phantom stock unit plan of GWRI, amended and restated effective May 1, 2015;

“Replacement Option” has the meaning given to it in Section 2.2(2);

“Replacement SAR” has the meaning given to it in Section 2.2(3);

“SAR” means a stock appreciation right granted under the stock appreciation rights plan of GWRI effective as of January 1, 2013, as amended and restated from time to time; and

“Shareholders” means the registered or beneficial holders of Common Shares, as the context requires.

1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Plan of Arrangement.

1.3	Number and Gender

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action

If any period expires on a day which is not a business day or any event or condition is required by the terms of this Plan of Arrangement to occur or to be fulfilled on a day which is not a business day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding day which is a business day.

1.5	Time

Time is of the essence in this Plan of Arrangement. All times expressed herein or in any Letter of Transmittal are local time in Toronto, Canada unless otherwise stipulated herein or therein.

1.6	Statutory References

References to a particular statute or law shall be to such statute or law and the rules, regulations and published policies made thereunder, as in force as at the date of this Plan of Arrangement and, unless otherwise expressly provided, as the same may be amended, re-enacted, consolidated or replaced from time to time.

ARTICLE 2

THE ARRANGEMENT

2.1	Effectiveness

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) the Company, (ii) GWRI, and (iii) all registered holders and all beneficial owners of Common Shares (including, for greater certainty, Dissenting Shareholders); (v) all Plan Participants; (vi) all registered holders and all beneficial owners of Options, DSUs, PSUs or SARs; (vii) the registrar and transfer agent in respect of the Common Shares; and (viii) the Depositary.

2.2	The Arrangement

At the Effective Time, the following shall occur and be deemed to occur without any further act or formality required on the part of any person, except as expressly provided herein:

(1) the Company will be authorized to merge with and into GWRI, which Merger shall be effected under the General Corporation Law of the State of Delaware to form one corporate entity, with a similar effect as if the Company had been authorized to amalgamate with GWRI under section 284 of the BCBCA (provided however that notwithstanding any filings made with, or notations, notices or other information recorded or published by, the Registrar of Companies of British Columbia or any other similar governmental authority, the transaction shall be characterized as a merger under the General Corporation Law of the State of Delaware and not an amalgamation), and whereby pursuant to such Merger and the General Corporation Law of the State of Delaware;

(i)	the separate legal existence of GWRI will not cease and GWRI will be the surviving entity;

(ii)	without limiting the generality of (1)(i), the separate legal existence of the Company will cease without it being liquidated or wound up and the Company and GWRI will continue as GWRI and the property of the Company will become the property of GWRI;

(iii)	the property, rights and interest of each of the Company and GWRI will continue to be the property, rights and interest of GWRI;

(iv)	GWRI will continue to be liable for the obligations of each of the Company and GWRI;

(v)	an existing cause of action, claim or liability to prosecution is unaffected;

(vi)	a civil, criminal or administrative action or proceeding pending by or against the Company or GWRI may be continued to be prosecuted by or against GWRI; and

(vii)	a conviction against, or ruling, order or judgement in favour of or against, the Company or GWRI may be enforced by or against GWRI;

(2) each outstanding Option will, without any further action on the part of any holder of Options, be exchanged for an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, such number of shares of common stock of GWRI equal to that number of Common Shares that were issuable upon the exercise of such Option immediately prior to the Effective Time, at an exercise price per share of common stock of GWRI equal to the U.S.$ equivalent (based on the Bank of Canada noon exchange rate one business day prior to the Effective Date) of the exercise price per Common Share at which such Option was exercisable immediately prior to the Effective Time;

(3) each outstanding SAR will be exchanged for an award (a “Replacement SAR”) granted by GWRI, on the same terms and conditions as were applicable under such SAR immediately prior to the Effective Time, with a value equal to the U.S.$ equivalent (based on the Bank of Canada noon exchange rate one business day prior to the Effective Date) of the value of such SAR immediately prior to the Effective Time and shall be determined with reference to shares of common stock of GWRI;

(4) each outstanding DSU and PSU will be continued on the same terms and conditions as were applicable immediately prior to the Effective Time, except that the terms of the DSU or PSU, as applicable, shall be amended so as to substitute for the Common Shares subject to the DSU or PSU, as applicable, such number of shares of common stock of GWRI equal to the number of Common Shares subject to the DSU or PSU immediately prior to the Effective Time;

(5) each Common Share in respect of which Dissent Rights have been validly exercised and not withdrawn shall be cancelled and become an entitlement to be paid the fair value of such Common Share and such holder shall cease to be the holder of the Common Share so cancelled and to have any rights as holder of such Common Share other than the right to be paid by GWRI the amount determined in accordance with Section 3.1.

(6) each issued and outstanding Common Share (other than any Common Share held by a Dissenting Shareholder) shall be exchanged for one share of common stock of GWRI and:

A.	the holders of such Common Shares immediately prior to such exchange shall cease to be the holders thereof and to have any rights as holders of such Common Shares other than the right to receive one share of common stock of GWRI per Common Share in accordance with this Plan of Arrangement; and

B.	the name of such holder shall be removed from the register of holders of Common Shares as it relates to the Common Share so exchanged,

provided that none of the foregoing shall occur or be deemed to occur unless all of the foregoing occur.

2.3	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing the number of shares of common stock of GWRI to which such registered holder of Common Shares is entitled under the Arrangement in accordance with Section 2.2(6), as applicable, and such holder of Common Shares’ Letter of Transmittal. When authorizing the issuance of a share certificate of shares of common stock of GWRI in exchange for any lost, stolen or destroyed certificate, the person to whom such certificate is issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to GWRI in such sum as GWRI may reasonably direct or otherwise indemnify GWRI in a manner satisfactory to GWRI, acting reasonably, against any claim that may be made against the GWRI or the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

2.4	Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Encumbrances.

ARTICLE 3

RIGHTS OF DISSENT

3.1	Dissent Rights

(1) Registered holders of Common Shares may exercise rights of dissent with respect to such Common Shares pursuant to and in the manner set forth in sections 237 to 247 of the BCBCA as modified and supplemented by the Interim Order, the Final Order and this Section 3.1 in connection with the Arrangement Resolution (the “Dissent Rights”); provided that, notwithstanding (i) subsection 242(1)(a) of the BCBCA, the written objection to the Arrangement Resolution referred to in subsection 242(1)(a) of the BCBCA must be received by the Company not later than 5:00 p.m. on the day that is two (2) days immediately preceding the date of the Arrangement Meeting, (ii) section 245 of the BCBCA, GWRI and not the Company shall be required to pay the fair value of such Common Shares, and (iii) GWRI shall have all rights of the Company, as its successor, under sections 237 to 247 with respect to Dissent Rights and the exercise thereof.

(2) Dissenting Shareholders who are ultimately determined to be entitled to be paid fair value for their Common Shares shall be entitled to be paid by GWRI the fair value of such Common Shares and will not be entitled to any other payment or consideration under the Arrangement, including any payment that would be payable under the Arrangement had such registered holders not exercised their Dissent Rights in respect of such Common Shares.

(3) Holders of Common Shares who validly withdraw their Dissent Rights or who are ultimately determined not to be entitled, for any reason, to be paid fair value for their Common Shares shall be deemed to have participated in the Arrangement pursuant to Section 2.2(6) on the same basis as a non-dissenting holder of Common Shares.

(4) In no circumstances shall GWRI, the Company, the Depositary, the registrar and transfer agent in respect of the Common Shares, or any of their respective successors or any other person be required to recognize a person exercising Dissent Rights unless such person is the registered holder of those Common Shares in respect of which such rights are sought to be exercised. In no case shall the Company, GWRI, the Depositary, the registrar and transfer agent in respect of the Common Shares, or any of their respective successors or any other person be required to recognize a Dissenting Shareholder as a holder of Common Shares after the Effective Time and the name of each Dissenting Shareholder shall be deleted from the register of holders of Common Shares as at the Effective Time as provided in Article 2.

(5) No rights of dissent shall be available to holders of Options, DSUs, PSUs or SARs in connection with the Arrangement. In addition to any other restrictions under Division 2 of Part 8 of the BCBCA, holders of Common Shares who vote in favour of the Arrangement Resolution, or have instructed a proxyholder to vote such Common Shares in favour of the Arrangement Resolution shall not be entitled to exercise Dissent Rights and shall be deemed to have not exercised Dissent Rights in respect of such Common Shares.

ARTICLE 4

EXCHANGE OF SHARES

4.1	Letter of Transmittal

At the time of mailing the Company Circular or as soon as practicable thereafter, the Company shall forward to each registered holder of Common Shares a Letter of Transmittal.

4.2	Exchange of Share Certificates

(1) Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Common Shares, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary and GWRI may reasonably require, the holder of Common Shares of such surrendered certificate shall be entitled to receive in exchange therefor from the Depositary, and the Depositary shall deliver to such holder of Common Shares, as soon as practicable after the Effective Time, a certificate representing such number of shares of common stock of GWRI that such holder of Common Shares is entitled to under the Arrangement in accordance with Section 2.2(6).

(2) Until surrendered as contemplated by Section 4.2(1), each certificate which immediately prior to the Effective Time represented any Common Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender such number of shares of common stock of GWRI as contemplated in Section 2.2(6). Any such certificate formerly representing Common Shares not duly surrendered on or before the second anniversary of the Effective Date shall cease to represent a claim by or interest of any former Shareholder of any kind or nature against or in the Company or GWRI. On such second anniversary date, all certificates representing Common Shares shall be deemed to have been surrendered to GWRI and any shares of common stock of GWRI to which such former holder was entitled, together with any entitlements to dividends, distributions and interest thereon, shall be deemed to have been surrendered to GWRI or any successor thereof for no consideration.

ARTICLE 5

GENERAL

5.1	Amendment

(1) GWRI and the Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be approved by each of GWRI and the Company and, if made following the Arrangement Meeting, approved by the Court and communicated to Shareholders and others as may be required by the Interim Order in the manner required by the Court (if so required).

(2) Any amendment, modification or supplement to this Plan of Arrangement which is directed by the Court following the Arrangement Meeting shall be effective only if (i) it is consented to in writing by GWRI and the Company, in each case, acting reasonably, and (ii) if required by the Court, it is consented to by the Shareholders in the manner directed by the Court.

(3) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or GWRI at any time prior to the Arrangement Meeting, provided that the Company or GWRI, as applicable, shall have consented thereto in writing, with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Arrangement Meeting, other than as may be required under the Interim Order, shall become part of this Plan of Arrangement for all purposes.

(4) This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

(5) Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by GWRI, provided that it concerns a matter which, in the reasonable opinion of GWRI, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interest of any former Shareholder or former Plan Participant.

5.2	Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to have occurred in the order set out herein, without any further authorization, act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein.